Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Allogene Therapeutics, Inc. for the registration of its common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated March 12, 2026, with respect to the consolidated financial statements of Allogene Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Mateo, California
August 12, 2026